Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined statement of operations combines the historical consolidated statements of operations of Centene Corporation (Centene or the Company) and WellCare Health Plans, Inc. (WellCare) for the year ended December 31, 2019, after giving effect to the completion of Centene’s acquisition of all the issued and outstanding shares of WellCare (the WellCare Acquisition) (as described in Note 1) and the related financing, as if they occurred on January 1, 2019.
The unaudited pro forma condensed combined balance sheet as of December 31, 2019, combines the historical consolidated balance sheets of Centene and WellCare, giving effect to the acquisition as if it had occurred on December 31, 2019.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:
•
separate historical audited financial statements of Centene as of and for the year ended, December 31, 2019, and the related notes included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2019; and

•
separate historical audited financial statements of WellCare as of and for the year ended, December 31, 2019, and the related notes included as an exhibit to Centene’s Current Report on Form 8-K filed on February 26, 2020.

The unaudited pro forma condensed combined financial information has been prepared by Centene using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. Centene has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement.

Centene has commenced the necessary valuation and other studies required to complete the acquisition accounting and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the merger.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Centene and WellCare would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the WellCare Acquisition or any related restructuring and integration charges to achieve those cost savings.
Immediately prior to the closing of the WellCare Acquisition, Anthem, Inc. acquired WellCare's Missouri Medicaid health plan, a WellCare Missouri Medicare Advantage health plan, and WellCare's Nebraska Medicaid health plan. CVS Health Corporation acquired portions of Centene's Illinois Medicaid and Medicare Advantage health plans as part of previously announced divestiture agreements. The unaudited pro forma financial information does not reflect these divestitures as the impact would be impracticable to quantify.
Centene management expects that the strategic and financial benefits of the WellCare Acquisition will result in certain cost savings opportunities. These cost savings have not been reflected in the accompanying unaudited pro forma condensed combined statement of operations. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock—“We may be unable to successfully integrate our business with WellCare and realize the anticipated benefits of the WellCare Acquisition” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(In millions, except per share data in dollars and shares in thousands)

	Centene	WellCare(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$67,439	$27,230	$(133)	(h)	$94,536
Service	2,925	510	—		3,435
Premium and service revenues	70,364	27,740	(133)		97,971
Premium tax	4,275	—	133	(h)	4,408
Total revenues	74,639	27,740	—		102,379
Expenses:
Medical costs	58,862	23,936	—		82,798
Cost of services	2,465	496	—		2,961
Selling, general and administrative expenses	6,533	2,492	(237)	(a),(b),(c),(h)	8,788
Amortization of acquired intangible assets	258	—	538	(b),(h)	796
Premium tax expense	4,469	133	—		4,602
Goodwill and Intangible impairment	271	—	—		271
Total operating expenses	72,858	27,057	301		100,216
Earnings from operations	1,781	683	(301)		2,163
Other income (expense):
Investment and other income	443	178	(7)	(e)	614
Debt extinguishment costs	(30)	—	—		(30)
Interest expense	(412)	(119)	(283)	(d)	(814)
Earnings from operations, before income tax expense	1,782	742	(591)		1,933
Income tax expense (benefit)	473	159	(134)	(f)	498
Net earnings	1,309	583	(457)		1,435
Loss attributable to noncontrolling interests	12	—	—		12
Net earnings attributable to common stockholders	$1,321	$583	$(457)		$1,447

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$3.19				$2.47
Diluted earnings per common share	$3.14				$2.44

Weighted average number of common shares outstanding:
Basic	413,487		171,225	(g)	584,712
Diluted	420,409		172,371	(g)	592,780

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.
(1)
Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining depreciation and amortization with selling, general and administrative expenses, reclassifying investment and other income from revenues to other income (expense), and combining equity in earnings of unconsolidated subsidiaries with investment and other income.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
(In millions, except shares in thousands)

	Centene	WellCare (2)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,123	$1,795	$(6,150)	(d)	$7,768
Premium and trade receivables	6,247	2,437	—		8,684
Short-term investments	863	513	—		1,376
Other current assets	1,090	1,205	70	(c)	2,365
Total current assets	20,323	5,950	(6,080)		20,193
Long-term investments	7,717	2,719	—		10,436
Restricted deposits	658	322	—		980
Property, software and equipment, net	2,121	470	(178)	(h)	2,413
Goodwill	6,863	2,265	8,281	(a)	17,409
Intangible assets, net	2,063	825	6,175	(b)	9,063
Other long-term assets	1,249	495	—		1,744
Total assets	$40,994	$13,046	$8,198		$62,238

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$7,473	$3,354	$—		$10,827
Accounts payable and accrued expenses	4,164	2,138	245	(c), (d)	6,547
Return of premium payable	824	—	—		824
Unearned revenue	383	110	—		493
Current portion of long-term debt	88	—	—		88
Total current liabilities	12,932	5,602	245		18,779
Long-term debt	13,638	1,930	128	(e)	15,696
Other long-term liabilities	1,732	619	1,440	(f)	3,791
Total liabilities	28,302	8,151	1,813		38,266
Commitments and contingencies
Redeemable noncontrolling interests	33	—	—		33
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock (1)	—	—	—		—
Additional paid-in capital	7,647	2,036	9,490	(g)	19,173
Accumulated other comprehensive income	134	9	(9)	(i)	134
Retained earnings	4,984	2,850	(3,096)	(j),(c)	4,738
Treasury stock, at cost	(214)	—	—		(214)
Total stockholders’ equity	12,551	4,895	6,385		23,831
Noncontrolling interest	108	—	—		108
Total stockholders’ equity	12,659	4,895	6,385		23,939
Total liabilities and stockholders’ equity	$40,994	$13,046	$8,198		$62,238

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments.

(1)
On a historical basis, share information of the Company is as follows: 800,000 shares authorized; 421,508 shares issued and 415,048 outstanding. On a pro forma combined basis, share information is as follows: 800,000 shares authorized; 592,733 shares issued and 586,273 outstanding.

(2)
Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining various receivables into premium and trade receivables, combining various liabilities into accounts payable and accrued expenses and long-term liabilities, and including assets and liabilities of discontinued operations in the other assets and liabilities.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)
1.	Description of Transactions

On January 23, 2020, the Company acquired all of the issued and outstanding shares of WellCare Health Plans, Inc. (WellCare, and such acquisition, the WellCare Acquisition). The transaction is valued at approximately $19.6 billion, including the assumption of $1.95 billion of outstanding debt.
Total consideration for the acquisition was $17,605 million, consisting of Centene common shares valued at $11,431 million (based on Centene's stock price of $66.76 as of January 22, 2020), $6,079 million in cash, and $95 million related to the fair value of replacement equity awards associated with pre-combination service. Each WellCare share was converted into 3.38 of a validly issued, fully paid, non-assessable share of Centene common stock and $120.00 in cash. In total, 171 million shares of Centene common stock were issued to the WellCare stockholders. The cash portion of the acquisition consideration was funded through the issuance of long-term debt.
2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Centene and WellCare. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Centene may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Centene’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Centene. Financial statements and reported results of operations of Centene issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of WellCare.
Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Centene and WellCare are estimated to be approximately $425 million, of which $109 million had been incurred as of December 31, 2019 and include fees related to a bridge financing commitment agreement. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies. Although Centene projects that annual net cost savings of approximately $500 million will result by the second year following the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.
3.	Accounting Policies

Centene has performed an initial review of WellCare's accounting policies and has not identified any material differences other than the reclassifications detailed in Pro Forma Adjustments that would have a material impact on the unaudited pro forma condensed combined statement of operations. Centene will continue to review WellCare’s accounting policies and as a result of that review, may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

4.	Consideration Transferred

The following is a summary of consideration transferred to effect the acquisition of WellCare:

	Fair Value (in millions)	Form of Consideration

Consideration Transferred:
Common shares issued (171.2 million shares)	$11,431	Centene Common Shares
Multiplied by the per common share cash consideration of $120	$6,079	Cash
Fair value of replacement equity awards for pre-combination service (a)	$95	Replacement equity awards
Total Consideration Transferred	$17,605

(a) As further described in Note 1. Description of Transactions, RSU and PSU awards granted to WellCare employees were not settled upon completion of the merger, and instead were converted into replacement awards issued by Centene using the stock award exchange ratio. The portion of the replacement awards attributable to post-combination services will be recorded as compensation expense in Centene’s post-merger financial statements.
5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Centene in the merger, reconciled to the total consideration transferred ($ in millions):

As of December 31, 2019
Assets to be Acquired and Liabilities to be Assumed:
Net book value of net assets acquired	$4,895
Less historical:
Goodwill	(2,265)
Intangible assets	(825)
WellCare historical debt issuance costs	(20)
Capitalized internal-use software	(178)
Deferred tax assets on outstanding equity awards and other deferred tax adjustments	(21)
Deferred tax liabilities on historical internal-use software and other	64
Deferred tax liabilities on historical intangible assets	202
Adjusted book value of net assets to be acquired	$1,852

Goodwill (a)	10,546
Identified intangible assets (b)	7,000
Deferred tax liabilities (c)	(1,685)
Fair value adjustment to debt (d)	(108)
Property, software and equipment (e)	—
Consideration transferred	$17,605

(a)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)
As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there were significant limitations on Centene’s ability to obtain specific information about the WellCare intangible assets prior to completion of the merger. Due to the recent timing of the acquisition, the Company has performed limited valuation procedures, and the valuation of all assets and liabilities assumed is not yet complete.
The Company has estimated the preliminary fair value of intangibles to be $7.0 billion with a weighted average life of 13 years. The Company expects the identifiable intangible assets to include purchased contract rights, trade names, provider contracts, and developed technology. For purposes of these pro forma condensed combined financial statements, the fair value of WellCare’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows ($ in millions):

	Estimated Fair Value	Estimated Useful Life (Years)
Purchased contract rights	$5,200
Trade names	800
Provider contracts	700
Technology	300
Total	$7,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As previously discussed, due to the timing of the WellCare Acquisition, the Company has only performed limited valuation procedures, and the intangible valuation is incomplete. Once Centene has sufficiently reviewed information about WellCare’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Centene upon completion of valuation procedures. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable WellCare intangible assets and/or to the estimated weighted-average useful lives from what Centene has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Centene’s estimate of associated amortization expense.
(c)
Centene will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition as of the merger close on January 23, 2020. Estimated fair value adjustments for identifiable intangible assets and debt as of December 31, 2019 are reflected in these pro forma condensed combined financial statements (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows, based on current assumptions ($ in millions):

Estimated fair value of identifiable intangible assets to be acquired	$7,000
Estimated fair value adjustment of debt to be assumed	(108)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$6,892
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at approximately 24.5% (*)	$1,685

(*)	Centene assumed a 24.5% approximate tax rate when estimating the deferred tax aspects of the acquisition.

(d)	As of completion of the merger, debt is required to be measured at fair value. Centene has calculated the pro forma adjustment as of December 31, 2019.

(e)
As of completion of the merger, property, software and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Centene does not have sufficient information at this time as to the specific nature, age, condition or location of WellCare’s property, software, and equipment, and Centene does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Centene has assumed that the current WellCare book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value once the final valuation is complete.

6.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; and Note 4. Consideration Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):
Centene and WellCare Pro Forma Adjustments:
(a)	To eliminate Centene and WellCare acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the acquisition, as follows:

Year Ended December 31, 2019
Eliminate WellCare’s incurred transaction costs	$(48)
Eliminate Centene’s incurred transaction costs	(77)
Total	$(125)

(b)	To adjust intangible amortization expense, as follows:

	Year Ended December 31, 2019
Eliminate WellCare’s historical intangible asset amortization	$(130	)(1)
Estimated intangible asset amortization(2)	538
Total adjustments related to intangible asset amortization	$408

(1) Elimination reflected within SG&A as WellCare’s historical intangible expense is presented within that line item.
(2) Assumes an estimated $7 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).
(c)	Additional stock compensation expense of $18 million related to the amortization of the fair value increase to the WellCare rollover stock awards outstanding as of January 1, 2019.

(d)
In connection with the WellCare Acquisition, Centene issued approximately $1,000 million 4.75% Senior Notes due 2025, $2,500 million 4.25% Senior Notes due 2027 (the “2027 Notes”), and $3,500 million 4.625% Senior Notes due 2029 (the “2029 Notes”), collectively the “New Senior Notes”. The Company used the net proceeds of the 2027 Notes and the 2029 Notes and a portion of the net proceeds of the Additional 2025 Notes to fund the cash consideration of the WellCare Acquisition. As the financing occurred in December 2019, the proceeds of the New Senior Notes are already reflected on the balance sheet as of December 31, 2019.

Centene estimates additional interest expense of approximately $283 million for the year ended December 31, 2019, associated with interest on the New Senior Notes, the amortization of related debt issuance costs, and the amortization of the estimated fair value adjustment’s to WellCare’s debt which was assumed by Centene at closing:

•	Additional interest expense of $292 million related the to New Senior Notes, including the amortization of related premium or discount.

•	Additional interest expense of $10 million associated with the amortization of approximately $91 million of debt issuance costs related to the issuance of the New Senior Notes.

•	Reduction to interest expense to eliminate the amortization of WellCare’s historical debt issuance costs by $5 million.

•
Additional interest expense is offset by the reduction of WellCare’s interest expense by $14 million . These reductions are from the amortization of the estimated fair value adjustment to WellCare’s debt over the remaining weighted-average life of its outstanding debt. Debt is required to be measured at fair value under the acquisition method of accounting.

(e)	A reduction of interest income by $7 million related to the interest income on the New Senior Notes in December 2019 prior the the transaction close.

(f)
Centene assumed a rate of 24.6% for the year ended December 31, 2019, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

In addition, Centene assumed WellCare would become subject to IRS Regulation 162(m)(6) beginning in 2019, with estimated increased income tax expense of $11 million for the year ended December 31, 2019.
(g)	The following table summarizes the computation of the unaudited pro forma combined weighed average basic and diluted shares outstanding (shares in thousands):

Year Ended December 31, 2019
Centene weighted average shares used to compute basic earnings per share	413,487
Centene common stock issued in connection with the per share common stock consideration for the WellCare Acquisition	171,225
Pro Forma weighted average basic shares outstanding	584,712

Diluted effect of Centene's outstanding equity awards	6,922
Dilutive effect of WellCare's outstanding stock-based awards outstanding as of January 1, 2019, converted at the exchange ratio	1,146
Pro forma weighted average shares dilutive shares outstanding	592,780

(h)	The following reclassification adjustments have been made to conform WellCare’s statement of operations to Centene’s presentation and have no effect on net earnings:
•	Reclassification of $133 million of premium tax revenue from premium revenue
•	Reclassification of $130 million of amortization of acquired intangible assets from selling, general and administrative expenses

7.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):
(a)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate WellCare’s historical goodwill	$(2,265)
Estimated transaction goodwill	10,546
Total	$8,281

(b)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate WellCare’s historical intangible assets	$(825)
Estimated fair value of intangible assets acquired	7,000
Total	$6,175

(c)	To record estimated acquisition-related transaction costs:

•	To record estimated current tax asset of $70 million for acquisition-related transaction costs.

•
To accrue remaining acquisition-related transaction costs estimated to be incurred for Centene and WellCare of $316 million. Total acquisition-related transaction costs estimated to be incurred are approximately $425 million, of which $109 million has been incurred as of December 31, 2019. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined income statement.

•	Retained earnings adjustment for the after-tax transaction costs incurred of $246 million.

(d)
To record the cash portion of the merger consideration of $6,079 million and to reduce cash and accrued liabilities by $71 million related to accrued but unpaid debt issuance costs as of December 31, 2019.

(e)	To eliminate WellCare’s historical debt issuance costs and to adjust WellCare's debt to fair value, as follows:

Eliminate historical debt issuance costs of WellCare	$20
Estimated fair value increase to WellCare’s debt assumed	108
Total	$128

(f)	To adjust tax assets and liabilities, as follows:

Eliminate WellCare’s deferred tax liability on intangible assets	$(202)
Eliminate WellCare’s deferred tax liability on internal-use software and other deferred balances	(64)
Eliminate WellCare’s deferred tax asset on outstanding equity awards	21

Estimated transaction deferred tax liability on identifiable intangible assets	1,711
Estimated transaction deferred tax asset for fair value increase to assumed debt	(26)
Total	$1,440

(g)	To eliminate WellCare’s historical common stock and additional paid-in capital, record the stock portion of the merger consideration and estimated fair value of replacement equity awards, as follows:

Eliminate WellCare’s historical common stock and additional paid-in capital	$(2,036)
Issuance of Centene common stock	11,431
Estimated fair value of replacement equity awards attributable to pre-combination service	95
Total	$9,490

(h)	To eliminate WellCare's historical capitalized internal use software of $178 million.

(i)	To eliminate WellCare’s historical accumulated other comprehensive income of $9 million.

(j)	To eliminate WellCare's historical retained earnings of $2,850 million.